Exhibit 10.1

PROMISSORY NOTE

$25,000.00	Los Angeles, California
Maturity Date: December 9, 2025	Effective Date: June 9, 2025

1.	LOAN AMOUNT

Principal Loan Amount: The sum of $25,000.00 payable in favor of Limitless X Inc. specifically for the auditing expense for the Regulation A Offering Circular and other auditing fees, paid by EM1 Capital LLC directly in full as of the Effective Date hereof.

2.	MAKER’S PROMISE TO PAY

For value received, Limitless X Inc. (referred to as “Maker”), promises to pay to the order of “EM1 Capital LLC”, including its agents, manager, members, successors, and assigns (collectively referred to as the “Holder”), at 9777 Wilshire Blvd., Suite 400, Beverly Hills, CA 90212, or at such other address as the Holder hereof may from time to time in writing designate, at the times specified below, in lawful money of the United States of America, the principal sum of Twenty-Five Thousand and No Cents ($25,000.00) together with interest at the agreed upon rate of 15% fixed equaling the total sum of $3,750. The total due and owing as of December 9, 2025 (the “Maturity Date”) will be Twenty-Eight Thousand Seven Hundred Fifty Dollars and No Cents ($28,750.00).

3.	PAYMENTS

The Maker agrees to pay the total due and owing on the earlier of (i) the Maturity Date, or (ii) the date on which the Maker secures funding of at least $1 million in an offering (“Qualified Financing’). Should Maker receive financing in a Qualified Offering prior to the Maturity Date, this Note and the total due and owing shall then become immediately due and payable at the closing of the Qualified Financing. If the Note is not fully paid in the amount of $28,750 by the Maturity Date then the remaining balance will be due and owing at that time. Failure to pay by the Maturity Date, or missing any daily payment, subject to the cure period set forth in the section below, will be an Event of Default, as set forth in the section below.

4.	DEFAULT

Upon the occurrence of any of the following “Events of Default”, at the option of the Holder, all sums of principal and interest on this Note shall be immediately due and payable, without presentment, protest, notice of protest, notice of nonpayment or dishonor, or other notices or demands of any kind whatsoever, all of which are hereby expressly waived by Maker: (a) failure of Maker to pay any installment when due under this Note, which failure is not cured within seven (7) calendar days from receipt by Maker of a written or verbal notice from Holder; (b) filing by or against the Maker of a petition in bankruptcy or for relief under any bankruptcy or similar laws or for a receiver for Maker or any property thereof; or (c) attachment, seizure, foreclosure or sequestration of or with respect to any property of the Maker.

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Upon any demand or Event of Default, Maker shall pay to Holder all costs and expenses of collection, including, without limitation, reasonable attorneys’ fees and legal costs incurred or paid by Holder on account of such collection, whether or not suit is instituted, plus default interest on any unpaid amount at a rate of 3% accruing monthly. Failure by the Holder hereof to declare a default shall not constitute a waiver of any subsequent default. Acceptance of payment in arrears shall not waive or affect the right to accelerate this Note.

After acceleration of the indebtedness evidenced by this Note, such indebtedness shall continue to bear interest at the rate set forth herein. All remedies of Holder under this Note are cumulative and in addition to any other remedies provided for by law or in equity, and may otherwise to the extent permitted by law, be exercised separately and the exercise of any one remedy shall not be deemed to be an election of such remedy only, to the exclusion of all others.

4.	NOTICE

Any notice, demand or other communication under this Note shall be in writing and shall be deemed to have been given on the date of service, if served personally on the party to whom notice is to be given, or upon receipt if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed to the address above or such other address the Parties may designate in writing hereafter. Holder or Maker may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth in this paragraph.

5.	MISCELLANEOUS PROVISIONS

Time is of the essence of all of the obligations of Maker under this Note.

This Note will be considered to have been executed and delivered, and to be performed in Los Angeles County, California for all purposes including jurisdiction and venue of any proceedings to enforce the Agreement. Each Party waives any argument based on forum non conveniens or similar provisions of law relating to the place of trial. This Note shall be interpreted under California law, without regard to California law regarding choice of law or conflicts of laws.

The undersigned expressly agrees that this Note or any payment under this Note may be extended by the Holder from time to time without in any way affecting the liability of the undersigned hereunder.

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect. To the extent that any term of this Note conflicts with any law, the conflicting term shall be limited only to the extent necessary to comply with said law.

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Any of the terms or conditions of this Note may be waived by the Holder in writing, but no such waiver shall affect or impair the rights of the Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note.

This Note shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, and successors in interest of the parties hereto. Maker may not assign the obligations created herein. Holder may assign this Note.

No modification, amendment, or waiver of any provisions of this Note shall be binding upon any party unless made in writing and signed by that party or by a duly authorized officer or agent that that party. Each party has had the opportunity to consult and/or has consulted with legal counsel prior to executing this Note.

Maker may prepay principal at any time, and from time to time, without penalty.

Holder:		Maker:

By:	/s/ Jaspreet Mathur	/s/ Danielle Young
	EM1 Capital LLC		Limitless X Inc.
By:	Jaspreet Mathur, Manager	By:	Danielle Young, Chief Operating Officer

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FIRST AMENDMENT TO PROMISSORY NOTE

This First Amendment (this “Amendment”) dated June 12, 2025 is made as to that certain original Promissory Note dated June 9, 2025 by and between Limitless X Holdings Inc. and EM1 Capital LLC (the “Agreement” including any amendments thereto). The Agreement is amended as follows:

(i)	Heading: The heading of the Agreement shall be replaced in its entirety with:

PROMISSORY NOTE

$25,000.00	Wilmington, Delaware
Maturity Date: December 9, 2025	Effective Date: June 9, 2025

(ii)	5. MISCELLANEOUS PROVISIONS: The second paragraph of Section 5 of the Agreement shall be replaced in its entirety with:

This Note will be considered to have been executed and delivered, and to be performed in Wilmington, Delaware for all purposes including jurisdiction and venue of any proceedings to enforce the Agreement. Each Party waives any argument based on forum non conveniens or similar provisions of law relating to the place of trial. This Note shall be interpreted under Delaware law, without regard to Delaware law regarding choice of law or conflicts of laws.

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

LIMITLESS X HOLDINGS INC.	EM1 CAPITAL LLC

/s/ Danille Young	/s/ Jaspreet Mathur
Danielle Young, Authorized Officer	Jaspreet Mathur, Authorized Officer